Exhibit 10.6

Certain identified information has been excluded from the exhibit because it is both not material and would be competitively harmful if publicly disclosed.

Kevin Kreisler, Chief Executive Officer

FLUX PHOTON CORPORATION

c/o Sonageri & Fallon LLC

411 Hackensack Avenue

Hackensack, New Jersey 07601

RE:         AMENDMENT TO ASSET PURCHASE AGREEMENT

Reference is hereby made to (i) that certain Asset Purchase Agreement by and between COMSTOCK INC. (“Buyer”) and FLUX PHOTON CORPORATION (“Seller”) dated September 7, 2021, pursuant to which Buyer agreed to purchase certain intellectual properties and other assets from Seller in exchange for $18,000,000.00 (“Purchase Price”), on and subject to the terms and conditions thereof (“APA”);1 (ii) that certain Assignment Agreement by and between Seller’s parent company, FLUX CARBON LLC (“Parent”), as assignor, and Seller, as assignee, dated September 7, 2021, pursuant to which Parent assigned certain intellectual properties and other assets to Seller (“Parent Assignment”); and (iii), that certain Assignment Agreement by and between GLOBAL CATALYTIC DISRUPTOR FUND LLC (“GCDF”), as assignor, and Seller, as assignee, dated September 7, 2021, pursuant to which GCDF assigned certain intellectual properties and other assets to Seller (“GCDF Assignment” and, together with the Parent Assignment, the “Prerequisite Assignments”). Capitalized terms used but not defined herein shall have that meaning ascribed in the APA. This letter agreement (“Agreement”), dated and effective as of MAY 21, 2025 (the “Effective Date”), shall confirm, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the agreement of the undersigned (each a “Party” and, collectively, the “Parties”), intending to be legally bound, to the following terms and conditions:

1.            Amendment to Schedule 2.0. Section 2.2 of Schedule 2.0 shall be hereby amended in its entirety as follows:

On and subject to the terms and conditions of this Agreement and the Transaction Documents, at the Closing and at all relevant times thereafter, Buyer shall pay the Purchase Price to Seller and/or Seller’s Permitted Designee(s) in exchange for the sale, assignment, transfer, and delivery of the Seller Assets to Buyer and/or Buyer’s Permitted Designee(s) in accordance with the terms of this Schedule 2.0. As used herein, the term “Asset Purchase” shall mean and refer to the purchase of the Seller Assets in exchange for payment of the Purchase Price.

2.1    Assignment. On and subject to the terms and conditions of this Agreement and the Transaction Documents, in consideration of Buyer’s agreement to the terms of this Agreement and the Transaction Documents, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective immediately prior to the Closing hereunder, Seller shall execute and deliver a mutually acceptable form of assignment to give effect to the assignment by Seller of the Seller Assets to Buyer (“Assignment”) in exchange for payment of the Purchase Price, free and clear of all Liens, licenses, and other encumbrances of any kind, including, without limitation, a senior lien and security interest granted by Seller to EXO OPPORTUNITY FUND LLC (“Senior Lender”) and a subordinate lien and security interest granted by Seller to MINORITY INTEREST FUND II LLC (“Junior Lender” and, together with Senior Lender, the “Secured Lenders”).

2.2    Asset Purchase. On and subject to the terms and conditions of this Agreement, and at all relevant times thereunder and hereafter, in exchange for the foregoing assignment by Seller to Buyer of the Seller Assets, Buyer shall pay the following to Seller and/or Seller’s Permitted Designee(s) (“Purchase Price”), on and subject to the terms and conditions hereof:

2.2.1	300,000 unregistered shares of Buyer common stock (“Affiliate Shares”);

2.2.2	$10,000,000.00 in the form of 1,700,000 unregistered shares of Buyer common stock (“Common Stock”); and,

2.2.3	$7,200,000.00 in U.S. cash funds (“Cash Consideration”).

1         https://www.sec.gov/Archives/edgar/data/1120970/000112097021000087/a8k-fpcapacmi20210907.htm

2.3    Disbursement. All Purchase Price amounts payable hereunder shall be paid to Seller and/or Seller’s Permitted Designee(s) according to the disbursement instructions provided by Seller (“Disbursement Instructions”).

2.4    Acknowledgement. The Parties agree and acknowledge that Buyer and various Buyer subsidiaries, including COMSTOCK FUELS CORPORATION (“CFC”), COMSTOCK INNOVATIONS CORPORATION (F/K/A PLAIN SIGHT INNOVATIONS CORPORATION) (“CIC”) and COMSTOCK IP HOLDINGS LLC (“CIPH” and, together, with CFC and CIC, the “Fuels Subsidiaries”), have negotiated to complete a series of transactions after the Effective Date hereof (i) under which Buyer will transfer substantially of all right, title, and interest in, to and under all intellectual properties (the “Decarbonization Technologies”) and other assets of the Fuels Subsidiaries, including, without limitation, the Seller Assets and other assets acquired under that certain related Securities Purchase Agreement dated September 7, 2021 (“SPA” and together with the APA, the “Technology Agreements”) by and between Buyer, TRIPLE POINT ASSET MANAGEMENT LLC (“TPAM”), and GCDF, to BIOLEUM CORPORATION (“Bioleum”) on MAY 21, 2025 (“Private Spinout”), in anticipation of an eventual public offering; and (ii), under which Bioleum would commence sales of its Series A preferred stock (“Series A Preferred Stock”) in exchange for certain financial accommodations on May 21, 2025 (“Series A Financing”), to support the continuing development and commercialization of the Seller Assets. The Parties further acknowledge that the Fuels Subsidiaries will receive 1,000,000 shares of Bioleum’s Series 1 preferred stock (“Series 1 Preferred Stock”) with a face value of $65,000,000.00 upon completion of the Private Spinout, including the value of the Affiliate Shares and Common Stock stated in Section 2.2.1 and Section 2.2.2 above.

2.5    Affiliate Shares. The applicable Seller’s Permitted Designees receiving Affiliate Shares as stated in the Disbursement Instructions shall execute and deliver a mutually acceptable form of release agreement (“Release Agreement”).

2.6    Common Stock.

2.6.1

Application of Proceeds. If and to the extent that the sale of the Common Stock results in net proceeds greater than $10,000,000.00, then all of such excess proceeds or any shares of Common Stock still held shall be paid or delivered to Buyer. If and to the extent that the sale of the Common Stock results in net proceeds less than $10,000,000.00, then Buyer shall deliver additional shares of registered and freely tradable Buyer common stock and/or cash to Seller equal to such shortfall and continue doing so until such time as Seller’s net proceeds is equal to $10,000,000.00. Buyer also retains the right to purchase the Common Stock from Seller for the purchase price of $10,000,000.00 (less the amount of cash proceeds received by Seller from any previous sale of the Common Stock by Seller), at any time during or prior to the liquidation of the Common Stock.

2.6.2

Resale Registration Statement. As soon as practicable after the date hereof, Buyer hereby covenants and agrees to file one or more resale registration statements with the Securities Exchange Commission with respect to the Common Stock, including any additional shares of Common Stock that may be issuable under Section 2.2 and Section 2.3.1 hereof, and to cause each such resale registration statement to be declared effective in each case on a time of the essence basis.

2.6.3

Further Assurances; Cooperation. Buyer shall use its best efforts to cooperate with Seller and/or Seller’s Permitted Designees and to diligently perform as contemplated hereunder. At and after the Effective Date, Buyer shall execute and deliver such further instruments of conveyance and transfer as Seller and/or Seller’s Permitted Designees may reasonably request to convey and effectively transfer the Common Stock and any other deliveries required hereunder on a time of the essence basis, including, without limitation, effective registration statements, opinions of counsel, and other documentation reasonably required for issuance, deposit, and sale of the Common Stock.

2.7    Cash Consideration. Buyer and Seller agree and acknowledge that a $1,150,000.00 portion of the Cash Consideration was paid prior to the Effective Date in the form of advances against amounts payable under the APA, including in consideration for an $800,000.00 reduction to the aggregate Purchase Price (relating further to the Affiliate Shares and Release Agreements). Buyer shall pay and guarantee the payment of the remaining $6,050,000.00 in Cash Consideration (“Balance”) to Seller and/or Seller’s Permitted Designees from and after the date hereof on and subject to the terms of this Section 2.7.

2.7.1

Comstock Payments. Buyer shall pay to Seller and/or Seller’s Permitted Designees $120,000.00 per month for eighteen (18) months commencing July 1, 2025, and continuing until December 1, 2026, and $60,000.00 per month commencing January 1, 2027, until or unless the Balance has been paid in full (“Comstock Payments”), in exchange for shares of Bioleum’s Series A Preferred Stock on substantially the same terms as third parties participating in Bioleum’s Series A Financing.

2.7.2

Bioleum Payments. Bioleum shall pay to Seller and/or Seller’s Permitted Designees 2% of all financing completed by Bioleum and its subsidiaries until and unless the Balance has been paid in full (“Bioleum Payments”).

2.7.3

Cessation of Payments at Full Satisfaction of Balance. For avoidance of doubt, Buyer’s and Bioleum’s payment obligations under Section 2.7.1 and Section 2.7.2, respectively, shall cease on the date that the sum of the Comstock Payments and Bioleum Payments is equal to the Balance.

2.7.4

Allocation of Cash Consideration. Seller hereby agrees to pay, and GCDF hereby agrees to accept, 16.67% of each payment of Cash Consideration received by Seller under this Section 2.7, in each case within five (5) days of receipt by Seller, in full satisfaction of all amounts due from Seller to GCDF in connection with the APA.

2.8    Secured Lender Consent. Seller shall deliver executed consents of the Secured Lenders upon the Effective Date hereof (“Lender Consents”).

2.9    Commercialization. The Parties hereby agree to use their commercially reasonable efforts to accelerate and maximize commercial utilization of the Decarbonization Technologies and the resulting financial, natural, and social throughput and value creation.

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IN WITNESS WHEREOF, the parties hereto have caused this letter agreement to be executed as of the date set forth herein by their duly authorized representatives.

BUYER

COMSTOCK INC.

By:	/s/ Corrado De Gasperis
Name:	Corrado De Gasperis
Title:	Executive Chairman and Chief Executive Officer

SELLER

FLUX PHOTON CORPORATION

By:	/s/ Kevin Kreisler
Name:	Kevin Kreisler
Title:	Chief Executive Officer

AGREED TO AND ACKNOWLEDGED BY

COMSTOCK FUELS CORPORATION

By:	/s/ Corrado De Gasperis
Name:	Corrado De Gasperis
Title:	Executive Chairman and Chief Executive Officer

BIOLEUM CORPORATION

By:	/s/ Corrado De Gasperis
Name:	Corrado De Gasperis
Title:	Executive Chairman and Chief Executive Officer

GLOBAL CATALYTIC DISRUPTOR FUND LLC

By:	/s/ David Winsness
Name:	David Winsness
Title:	Manager

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